UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	51-0405729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of Principal Executive Offices) (Zip Code)

TWDC Rollover Equity Agreements

(Full title of the plans)

Jacquelyn J. Orr

General Counsel and Vice President

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(702) 804-5200

(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Offering Price Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share (“Common Stock”)	15,000,000	(4)	$6.23	$93,450,000	$2,868.92

(1)	Includes an indeterminate number of shares of Common Stock as may be issuable in the event of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of common stock as reported on the New York Stock Exchange on July 13, 2007.
(3)	Computed in accordance with Rule 457(h) and Section 6(b) under the Securities Act of 1933 by multiplying (A) the proposed maximum aggregate offering price for all securities to be registered by (B) 0.00003070.
(4)	Represents shares of Common Stock subject to issuance upon (i) the exercise of stock options or (ii) the vesting of restricted stock units outstanding under The Walt Disney Company Amended and Restated 1995 Stock Incentive Plan and The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan and assumed by the Registrant on June 12, 2007 pursuant to an Agreement and Plan of Merger by and among Registrant, a wholly owned subsidiary of Registrant, The Walt Disney Company and ABC Radio Holdings, Inc., a wholly owned subsidiary of The Walt Disney Company.

EXPLANATORY NOTE

The shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), registered under this Registration Statement represent the shares of Common Stock subject to issuance upon (i) the exercise of stock options (“TWDC Options”) or (ii) the vesting of restricted stock units (“TWDC RSUs”) outstanding under The Walt Disney Company Amended and Restated 1995 Stock Incentive Plan and The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan and assumed by the Registrant and converted into options and restricted stock units with respect to Common Stock as described below.

On June 12, 2007, pursuant to an Agreement and Plan of Merger by and among the Registrant, Alphabet Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), The Walt Disney Company (“TWDC”) and ABC Radio Holdings, Inc. (“ABC Radio”), a wholly owned subsidiary of TWDC (the “Merger Agreement”), Merger Sub merged (the “Merger”) with and into ABC Radio, and ABC Radio survived the Merger as a subsidiary of the Registrant. Pursuant to the Merger Agreement, TWDC Options and TWDC RSUs held by transferred employees of ABC Radio who elected to convert their TWDC Options and TWDC RSUs are no longer exercisable for and/or no longer relate to shares of TWDC common stock but, instead, are exercisable for and/or relate to shares of Common Stock. TWDC Options and TWDC RSUs have been converted into options to purchase 9,197,509 shares of Common Stock, in the aggregate, and restricted stock units relating to 3,170,734 shares of Common Stock, in the aggregate.

References to “we,” “us,” “our” and the “Registrant” refer to Citadel Broadcasting Corporation, a Delaware corporation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with or furnished to the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 16, 2007;

(b) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the Commission on May 10, 2007;

(c) the Registrant’s Current Report on Form 8-K, filed with the Commission on March 2, 2007;

(d) the Registrant’s Current Report on Form 8-K, filed with the Commission on May 25, 2007;

(e) the Registrant’s Current Report on Form 8-K, filed with the Commission on June 18, 2007;

(f) the Registrant’s Current Report on Form 8-K, filed with the Commission on June 27, 2007; and

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(g) the Registrant’s Registration Statement on Form 8-A (Reg. No. 001-31740), filed with the Commission on July 22, 2003, in which there are described the terms, rights and provisions applicable to the outstanding Common Stock.

In addition, all documents and reports and any future filings made by us with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. The Registrant’s current certificate of incorporation and by-laws generally provide that the Registrant will indemnify each of its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, which we refer to as the DGCL, and that the Registrant may indemnify certain other persons as authorized by the DGCL.

Subsection (a) of section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Subsection (b) of section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or

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(b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Indemnification or advancement of expenses provided for by section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under section 145.

The Registrant’s certificate of incorporation also provides for the elimination of a director’s personal liability to the Registrant and the Registrant stockholders for monetary damages for breach of such director’s fiduciary duty, except to the extent such elimination from liability or limitation thereof is not permitted under the DGCL. Section 102(b)(7) of the DGCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director’s liability to the corporation and its stockholders for monetary damages arising out of certain breaches of their fiduciary duty. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s organizational documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of sections 145 and 102 of the DGCL and Articles VI and VII of the Registrant’s certificate of incorporation and Article VI of the Registrant’s by-laws.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See accompanying Exhibit Index for a list of Exhibits to this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 17, 2007.

CITADEL BROADCASTING CORPORATION

By:	/s/ Farid Suleman
Name:	Farid Suleman
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Farid Suleman, Robert G. Freedline, Jacquelyn J. Orr, Patricia Stratford and Randy L. Taylor, jointly and severally, as his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all additional registration statements pursuant to Instruction E to Form S-8 and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES

Signature	Title	Date

/s/ Farid Suleman	Chief Executive Officer and Chairman (Principal Executive Officer)	July 17, 2007
Farid Suleman

/s/ Robert G. Freedline	Chief Financial Officer (Principal Financial Officer)	July 17, 2007
Robert G. Freedline

/s/ Randy L. Taylor	Vice President-Finance (Principal Accounting Officer)	July 17, 2007
Randy L. Taylor

/s/ J. Anthony Forstmann	Director	July 17, 2007
J. Anthony Forstmann

/s/ Theodore J. Forstmann	Director	July 17, 2007
Theodore J. Forstmann

/s/ Michael A. Miles	Director	July 17, 2007
Michael A. Miles

/s/ Michael J. Regan	Director	July 17, 2007
Michael J. Regan

Director
Charles P. Rose, Jr.

/s/ Herbert J. Siegel	Director	July 17, 2007
Herbert J. Siegel

/s/ Wayne T. Smith	Director	July 17, 2007
Wayne T. Smith

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
3.1	Form of Restated Certificate of Incorporation of Citadel Broadcasting Corporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (No. 333-89844)).

3.2	Form of Amended and Restated By-Laws of Citadel Broadcasting Corporation (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 (No. 333-89844)).

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Citadel Broadcasting Corporation’s registration statement on Form S-1 (No. 333-89844)).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of Kirkland & Ellis LLP (included in the opinion filed herewith as Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24*	Power of Attorney (included on the signature pages).

*	Filed herewith.